UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 9, 2004

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 49th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2004, National Financial Partners Corp. (the “Company”) entered into an office lease agreement with The Equitable Life Assurance Society of the United States and Elas Securities Acquisition Corp. (collectively, “Landlord”) for its corporate headquarters in New York, NY (the “New Lease”).

Under the New Lease, which provides for a 10-year term, the Company will lease approximately 35,200 square feet of space at $50 per square foot in each of the first five years of the term, with a rent escalation of 10% during the sixth year, in addition to other usual and customary expenses. Under the New Lease there will be no rent charged for the initial 11 months. The Company’s new office space is in the same office building as its current office space. The other terms of the New Lease are substantially the same as those contained in the Company’s existing office lease agreement, dated March 30, 2000, with Landlord (the “Current Lease”).

The Company anticipates that the relocation from its current office space on the 49th floor to its new office space on the 11th floor at 787 Seventh Avenue, New York, NY 10019 will be completed in early 2005.

Item 1.02 Termination of a Material Definitive Agreement.

On September 9, 2004, the Company entered into an agreement to assign to a third party (“Assignee”) its rights and obligations under the Current Lease. Under the Current Lease, which provides for a 10-year term that commenced in August 2000, the Company leases approximately 23,600 square feet of space at $72 per square foot.

The Company expects that the assignment of the Current Lease will result in a pre-tax write-off of approximately $1.1 million related to the unamortized value of leasehold improvements and furniture and fixtures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: September 13, 2004

By:	/s/ Mark C. Biderman
Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer